SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

CLEAN COAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	26-1079442
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

295 Madison Avenue (12th Floor), New York, NY 10017

(Address of principal executive office)

Registrant's telephone number, including area code: (646) 710-3549

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Securities Holders

Clean Coal Technologies, Inc. (the “Company”) held an Annual Meeting of Stockholders on Wednesday, May 8, 2013, at 10:00 am Eastern Time at Doubletree by Hilton Metropolitan New York, 569 Lexington Ave, New York, NY 10022. The matters submitted and the voting results were as follows:

1. Elect five directors to serve until the 2014 Annual Meeting of Stockholders.

	For	Against or Withheld	Abstentions	Broker Non-Votes
Robin Eves	425,160,913	55,120,147	0	0
Ignacio Ponce de Leon	427,863,663	52,416,897	0	0
Edward Jennings	426,821,735	53,459,325	0	0
Ivy Santoso	425,376,913	54,901,665	0	0
Roland Perdamaian	389,947,646	90,330,932	0	0

2. Approve an amendment to the Company’s Articles of Incorporation to (A) effect a reverse stock split of our common stock at a specific ratio within a range from 1-for-5 to 1-for-35 and to grant authorization to the Board of Directors to determine, at its discretion, the timing and the specific ratio of the reverse stock split (the “Reverse Stock Split”); and (B) decrease the number of authorized shares of our common stock in an amount sufficient to provide the Company with approximately 25% of our total authorized shares of common stock unissued and unreserved post-Reverse Stock Split, subject to the Board of Directors’ authority to abandon or delay such amendment;

For	Against	Abstentions	Broker Non-Votes
450,906,987	26,008,737	3,365,336	0

3. Advisory vote on whether you approve the compensation of our named executive officers (Say-on-Pay);

For	Against	Abstentions	Broker Non-Votes
412,670,405	13,336,174	54,274,481	0

4. Advisory vote as to whether you prefer a vote to advise us on the compensation of our named executive officers every year, every two years or every three years (Say-on-Pay Frequency);

One Year	Two Years	Three Years	Abstentions	Broker Non-Votes
322,187,619	26,248,076	86,545,414	41,284,870	0

5. Ratify the selection of MaloneBailey, LLP as the Company’s independent auditor for the Company’s fiscal year ending December 31, 2013.

For	Against	Abstentions	Broker Non-Votes
420,338,477	3,277,230	52,650,272	0

A quorum of 480,281,060 shares was represented in person or by proxy at the meeting. All directors were elected, the amendment for the reverse split and reduction of authorized shares was approved, the executive compensation was approved, the shareholders requested a yearly vote on executive compensation and the auditor was ratified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  May 9, 2013

CLEAN COAL TECHNOLOGIES, INC.

By: /S/ Robin Eves

Robin Eves

Chief Executive Officer